Exhibit 10.1

SENIOR OFFICER, CHANGE IN CONTROL, SEVERANCE AND NON-COMPETE AGREEMENT

THIS AGREEMENT is made as of July 28, 2005 between WISCONSIN ENERGY CORPORATION (the "Company") and Kristine A. Rappé (the "Executive").

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

1.     Defined Terms. All of the capitalized terms not otherwise defined in this Agreement are defined in the attached Appendix.

2.     Purpose of Agreement. This Agreement is intended to set forth certain terms and conditions of the Executive's employment with the Company, to provide the Executive with certain minimum compensation rights in the event of her termination of employment under certain circumstances as set forth herein and to provide for a non compete agreement from the Executive.

3.     Employment. The Executive is currently the Senior Vice President and Chief Administrative Officer of the Company. The Executive's employment is not for any fixed term and the Executive acknowledges that she is an employee at-will. The Executive's annual base salary is hereby established at an annual rate of $345,000. The Executive's target bonus opportunity under the Company's Short-Term Performance Plan (the "STPP") for the remainder of 2005 and subsequent years will not be less than 60% of base salary, except under circumstances described in the next sentence. Circumstances under which an adjustment below the 60% target could take place would be limited to a general "Board Action" resulting in the lowering of targets for the entire senior executive group.

4.     Other Benefits and Special Additional Pension Benefit. The Executive will be entitled to participate in all retirement and welfare benefit plans and programs generally available to employees in accordance with the terms of such plans and programs and to participate on a basis commensurate with other senior officers of the Company in any benefit plans and programs available to such officers, including the opportunity to participate in the Company's Executive Deferred Compensation Plan (the "EDCP"). Additionally, and provided the Executive's retirement occurs at or after age 60, the Executive shall be entitled to participate in the Company's Supplemental Executive Retirement Plan (the "SERP"), which shall include (i) the monthly SERP benefit "A," which is designed to make up for any limitations imposed on the amount of Executive's accrued benefit under the Company's tax-qualified defined benefit plan (the "Retirement Account Plan") because of statutory or regulatory limits relating to the Internal Revenue Code, and which shall be calculated without regard to applicable early retirement reduction factors, and (ii) the SERP benefit "B," which provides a life annuity equal to a percentage of the Executive's eligible earnings over her highest 36-month earnings period, as both benefit "A" and "B" shall be calculated under the SERP.

5.     Covered Termination Not Associated with a Change in Control. In the event of a Covered Termination Not Associated with a Change in Control, then the Company shall provide the Executive with the following compensation and benefits:

a)     General Compensation and Benefits. The Company shall pay the Executive's full salary to the Executive from the time notice of termination is given through the date of termination of employment at the rate then in effect, and all compensation and benefits payable to the Executive through the date of termination of employment under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. The Company shall also pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due in accordance with the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements, except that any normal cash severance benefits shall be superseded and replaced entirely by the benefits provided under this Agreement.

b)     Incentive Compensation. Notwithstanding any provision of any cash bonus or incentive compensation plan of the Company, the Company shall pay to the Executive, within the next pay period after the Executive's termination of employment, a lump sum amount, in cash, equal to the sum of (i) any bonus or incentive compensation which has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the date of termination of employment, but which has not yet been paid, and (ii) a pro rata portion of the Target Bonus Amount for all uncompleted periods under any bonus or incentive compensation plan.

c)     Special Compensation. The Company shall pay to the Executive a lump sum equal to two times the sum of (a) the highest per annum base rate of salary in effect with respect to the Executive during the three-year period immediately prior to the termination of employment plus (b) the Target Bonus Amount. Such lump sum shall be paid by the Company to the Executive within the next available pay period after the Executive's termination of employment, unless the provisions of Section 5 (e) below apply. The amount of the aggregate lump sum provided by this Section 5 (c), whether paid immediately or deferred, shall not be counted as compensation for purposes of any other benefit plan or program applicable to the Executive.

d)     Special Retirement Plans Lump Sum. The Company shall pay to the Executive an aggregate lump sum equal to the total of the amounts described in (a) and (b) herein. Amount (a) is a lump sum equal to the difference between (i) the actuarial equivalent of the benefit under the Retirement Account Plan, the SERP monthly benefit "A" which the Executive would receive if her employment continued for a two-year period following termination of employment, assuming that the Executive's compensation during such two-year period would have been equal to the Executive's salary as in effect immediately before the termination or, if higher, as in effect at any time during the 180--day period immediately preceding the termination date, and the Target Bonus Amount and waiving the requirement that Executive have attained age 60, and (ii) the actuarial equivalent of the Executive's actual benefit (paid or payable) under the Retirement Account Plan, the SERP monthly benefit "A". Actuarial equivalency for this purpose shall be determined using an interest rate equal to a 36 consecutive month (or shorter period, as explained in the next sentence) average, using the rates as of the last business day of each month starting with January 31, 2002 (the "Month End Rate") of the five year United States Treasury Note yields (the "36 Month Average Rate") in effect ending with the Month End Rate immediately prior to the Effective Date, as such yield is reported in the Wall Street Journal or comparable publication, and the mortality table used for purposes of determining lump sum amounts then in use under the Retirement Account Plan. Prior to January 31, 2005, the 36 Month Average Rate shall mean only the average of the Month End Rates which have occurred since January 31, 2002, even though less than 36. Amount (b) is a lump sum equal to the total of (i) the additional contributions which would have been made to the Executive's account by the Company under the Company's tax-qualified 401(k) plan, plus (ii) the additional contributions which would have been credited to the bookkeeping account balance of the Executive attributable to the 401(k) match feature of the EDCP, had the Executive continued in employment for a two-year period following termination of employment and assuming that the Executive's compensation would have been the same as set forth above and that the Executive had made maximum utilization of the pre-tax and after-tax opportunity in the qualified 401(k) plan and obtained the maximum matching contributions in such plan. The amount of the aggregate lump sum under this Section 5(d) shall be paid by the Company to the Executive within the next pay period after the Executive's termination of employment, unless the provisions of Section 5(e) below apply. The amount of the lump sum provided by this Section 5(d) shall not be treated as compensation for purposes of any other benefit plan or program applicable to the Executive.

e)     Deferral Option. Notwithstanding any other provision of this Agreement, the Executive may file a written irrevocable deferral election form with the Company to defer all or part of the special compensation provided by Section 5(c) and the special retirement plans lump sum otherwise provided for in Section 5(d). The deferral election form shall be filed with the Company prior to the expiration of thirty days from the date this Agreement is signed by the Executive, except as may otherwise be permitted under Section 409A of the Internal Revenue Code. Such form shall specify a method of payment for such compensation from among the methods allowable under the EDCP, and may be modified or revoked only as permitted under Section 409A of the Internal Revenue Code. Any deferred amounts shall be credited with earnings in the manner as elected by the Executive under the terms of the EDCP and the EDCP provisions shall apply to deferrals made hereunder except that, to the extent permitted under Section 409A of the Internal Revenue Code, (i) any provisions for a mandatory lump sum payment upon a "Change in Control" as defined in the EDCP shall not apply to deferrals made hereunder, (ii) any amounts which become payable under this Section 5(e) shall be deemed for purposes of the EDCP to have become payable on account of the Executive's "retirement" under the EDCP, and (iii) the entire amount deferred under this Section 5(e) shall be paid in a lump sum by the Company immediately prior to the occurrence of a Change in Control to such grantor or "rabbi" trust as the Company shall have established as a vehicle to hold such amount pending payment, but with such trust designed so that the Executive's rights to payment of such benefits are no greater than those of an unsecured creditor.

f)     Welfare Benefits. Subject to Section 5(g) below, for a two-year period following termination of employment, the Company shall provide the Executive (and her family) with health, life and other welfare benefits (but excluding disability benefits) substantially similar to the benefits received by the Executive (and her family) pursuant to welfare benefit programs of the Company or its affiliates as in effect immediately during the 180 days preceding the Effective Date (or, if more favorable to the Executive, as in effect at any time thereafter until the termination of employment); provided, however, that no compensation or benefits provided hereunder shall be treated as compensation for purposes of any of the programs or shall result in the crediting of additional service thereunder. For purposes of determining the amount of such welfare benefits, any part of which shall be based on compensation, the Executive's compensation during the relevant two-year period shall be deemed to be equal to the Executive's salary as in effect immediately before the termination of employment or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Target Bonus Amount. To the extent that any of the welfare benefits covered by this Section 5(f) cannot be provided pursuant to the plan or program maintained by the Company or its affiliates, the Company shall provide such benefits outside the plan or program at no additional cost (including, without limitation, tax cost) to the Executive and her family.

g)     New Employment. If the Executive secures new employment during the two-year period following termination of employment, the level of any benefit being provided pursuant to Section 5(f) hereof shall be reduced to the extent that any such benefit is being provided by the Executive's new employer. The Executive, however, shall be under no obligation to seek new employment and, in any event, no other amounts payable pursuant to this Agreement shall be reduced or offset by any compensation received from new employment or by any amounts claimed to be owed by the Executive to the Company or its affiliates.

h)     Equity Incentive Awards. Notwithstanding the provisions in any stock option award, restricted stock award, performance shares or other equity incentive compensation award (the "Awards"), the Executive shall become fully vested in all outstanding Awards and all otherwise applicable restrictions shall lapse and for purposes of determining the length of time the Executive has to exercise rights, if applicable under any such Award, the Executive shall be treated as if she had retired from the service of the Company at or after age 55 and completion of ten years of service.

i)     Outplacement and Financial Planning. The Company shall, at its sole expense as incurred, provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in her sole discretion (but at a cost to the Company of not more than $30,000) or, at the Executive's option, the use of office space, office supplies and equipment and secretarial services for a period not to exceed one year. The Company shall also continue to provide the Executive with financial planning counseling benefits through the second anniversary of the date of the Executive's termination of employment, on the same terms and conditions as were in effect immediately before the termination or, if more favorable, on the Effective Date.

6.     Obligation of the Company on a Covered Termination of Employment Associated with a Change in Control of the Company. In the event of a Covered Termination of Employment Associated with a Change in Control of the Company, then the Company shall provide the Executive with the same compensation and benefits and subject to the same terms and conditions as are specified in Section 5 above; provided, however that (i) the special compensation provided for in Section 5(c) shall be three times (rather than two times) the sum of the amounts specified in subsection (a) and (b) of Section 5(c), (ii) the special retirement plans lump sum provided for in Section 5(d) shall be calculated as if the Executive's employment has continued for a three-year period (rather than a two-year period) following her termination of employment and (iii) the welfare benefits provision of Section 5(f) shall be provided for a three-year period (rather than a two-year period). Further, to the extent permitted under Section 409A of the Internal Revenue Code, the deferral election for the Executive described in Section 5(e) above shall apply, but only if the written irrevocable deferral form is filed with the Company prior to the first date on which a change in Control of the Company occurs.

7.     Certain Reduction of Payments by the Company. Notwithstanding any other provision of this Agreement, if any portion of the compensation and benefits under this Agreement or any other payment under any other agreement with or plan of the Company or its affiliates (in the aggregate "Total Payments"), would constitute an "excess parachute payment," then the Total Payments to be made to the Executive shall be reduced such that the value of the aggregate Total Payments that the

Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code (the "Code") (or any successor provision) or which the Company may pay without loss of deduction under Section 280G(a) of the Code (or any successor provision). For purposes of this Agreement, the terms "excess parachute payment" and "parachute payments" shall have the meaning assigned to them in Section 280G of the Code (or any successor provision), and such "parachute payments" shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Section 1274(b)(2) of the Code (or any successor provision). Within 60 days following delivery of a notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an excess parachute payment as defined in Section 280G of the Code (or any successor provision), the Executive and the Company, at the Company's expense, shall obtain the opinion (which need not be unqualified) of the Company's independent auditors which sets forth (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments and (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 7. As used in this Section 7, "Base Period Income" means the Executive's "annualized includible compensation for the base period" as defined in Section 280G(d)(1) of the Code (or any successor provision). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor provisions), which determination shall be evidenced in a certificate of such auditors addressed to the Company and the Executive. Such opinion shall be dated as of the Executive's date of termination of employment and addressed to the Company and the Executive and shall be binding, absent manifest error, upon the Company and the Executive. If such opinion determines that there would be an excess parachute payment, the compensation and benefits hereunder or any other payment determined by such auditors to be includible in Total Payments shall be reduced or eliminated as specified by the Executive in writing delivered to the Company within 30 days of the Executive's receipt of such opinion or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such auditors so request in connection with the opinion required by this Section, the Executive and the Company shall obtain, at the Company's expense, and the auditors may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by the Executive. Notwithstanding the foregoing, if the provisions of Sections 280G and 4999 of the Code (or any successor provisions) are repealed without succession, then this Section 7 shall be of no further force or effect.

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would subject the Executive to the tax imposed by Section 4999 of the Code. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which she gives notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to the claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive agrees to give the Company any information reasonably requested by the Company in writing relating to such claim, to take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, to cooperate with the Company in good faith in order to effectively contest such claim, to permit the Company to control any proceedings relating to such claim and to permit the Company to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to such claim. The Company shall bear and pay directly all costs and expenses, including additional interest and penalties, incurred in connection with such contest. Further, provided only that Company receives timely written notification from the Executive with respect to such claim, the Company will indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax under Section 4999 of the Code (including interest and penalties thereon), such that the net amount retained by the Executive after the deduction of any such excise tax and any interest or penalties thereon (but not any federal, state or local income tax) would be the same as if such excise tax had never applied.

8.     Termination of Employment. The Company shall be entitled to terminate the Executive's employment on account of Disability pursuant to the procedures set forth in Section (e) of the Appendix, for Cause pursuant to the procedures set forth in Section (a) of the Appendix, or without Cause by giving written notice to the Executive of such termination. The Executive may terminate her employment for Good Reason by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date such notice is given, unless the notice sets forth a later date (which date shall in no event be later than thirty days after the notice is given). In the event of a dispute regarding whether the Executive's voluntary termination qualifies as a termination for Good Reason, no claim by the Company that the same does not constitute a termination for Good Reason shall be given effect unless the Company establishes by clear and convincing evidence that such termination does not constitute a termination for Good Reason. The Executive may also terminate her employment without Good Reason by giving the Company written notice of such termination.

9.     Obligations of the Company on Termination of Employment for Death, Disability, for Cause or by the Executive Other than for Good Reason. If the Executive's employment is terminated by reason of her death or Disability (but not under the circumstances covered by paragraph (c)(iv) of the Appendix), or if such employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company will pay to the Executive's estate or legal representative or to the Executive, as the case may be, all accrued but unpaid base salary and all other benefits and amounts which may become due in accordance with the terms of any applicable benefit plan, contract, agreement or practice, including amounts which may have become due under the terms of Section 3 of this Agreement, but no other compensation or benefits will be paid under this Agreement.

10.     Non-Compete Agreement. In consideration of this Agreement, the Executive agrees that she will not, for a period of one year from the date of her termination of employment with the Company, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, executive partner, or investor with any "Competing Enterprise." For purposes of this paragraph, a "Competing Enterprise" means any entity, firm or person engaged in a business within the State of Wisconsin or the upper peninsula area of the State of Michigan (the "Territory") which is in competition with any of the businesses of the Company or any of its subsidiaries within the Territory as of the date the Executive's termination of employment, and whose aggregate gross revenues, calculated for the most recently completed fiscal year of the Competing Enterprise, derived from all such competing activities within the Territory during such fiscal year, equal at least 10% or more of such Enterprise's consolidated net revenues for such fiscal year. If the Executive notifies the Company in writing of any employment or opportunity which the Executive proposes to undertake during the one year non-compete period, and supplies the Company with any additional information which the Company may reasonably request, the Company agrees to promptly notify the Executive within thirty days after all information reasonably requested by it has been provided, whether the Company considers the proposed employment or opportunity to be prohibited by these provisions and, if so, whether the Company is willing to waive the same. Notwithstanding anything in this Section 10, the Executive shall not be prohibited from acquiring or holding up to 2% of the common stock of an entity that is traded on a national securities exchange or a nationally recognized over-the-counter market.

11.     Release. As a condition to payment of post-termination compensation and benefits under this Agreement, Executive must execute a general release and waiver, in form and substance reasonably satisfactory to the Company, of all claims relating to her employment with the Company and its affiliates and the termination of such employment, including, but not limited to, discrimination claims, employment-related tort claims, and contract claims (other than claims with respect to benefits under the Company's tax-qualified retirement plans or continuation of coverage or benefits solely as required by COBRA). If Executive fails to execute the release within a reasonable period of time, the Company's obligations under Sections 5 and 6 shall terminate.

12.     Successors and Binding Agreements.

(a)     The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement.

(b)     This Agreement shall inure to the benefit of and be enforceable by the Executive's respective personal or legal representative, executor, administrator, successor, heirs, distributees and/or legatees.

(c)     Neither the Company nor the Executive may assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or the laws of descent and distribution. In the event the Executive attempts any assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

13.     Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at her principal residence, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.

14.     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such state, except that Section 15 shall be construed in accordance with the Federal Arbitration Act.

15.     Resolution of Disputes. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation in Milwaukee, Wisconsin, under the Mediation Procedure of the Center for Public Resources ("CPR"). Unless the parties agree otherwise, the mediator will be selected from the CPR Panels of Distinguished Neutrals. Any such dispute which remains unresolved 45 days after appointment of a mediator, shall be finally resolved by arbitration in Milwaukee, Wisconsin, by a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The Company will pay any fees and costs of the mediator in connection with the mediation, but the parties agree to each pay one-half of the fees and costs of the arbitrator in connection with the arbitration.

16.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

17.     Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect thereto. There are no representations, warranties or agreements of any kind relating thereto that are not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto or their respective successors and legal representatives.

18.     Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.

19.     Certain Limitations. Nothing in this Agreement shall grant the Executive any right to remain an executive, director or employee of the Company or of any of its subsidiaries for any period of time.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first written above.
/s/ Kristine Rappé	WISCONSIN ENERGY CORPORATION By: /s/ Gale E. Klappa

APPENDIX

This is an appendix to the Senior Officer Employment Agreement between WISCONSIN ENERGY CORPORATION and Kristine Rappé dated _______________, 2005 (the "Agreement").

As used in the Agreement, the terms set forth below shall have the following meanings:

(a)     "Cause" means:

       (i)     the willful and continued failure of the Executive to substantially perform the Executive's duties (other than failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the "Board"), or the Compensation Committee of the Board (the "Committee") which specifically identifies the manner in which the Board or the Committee believes that the Executive has not substantially performed the Executive's duties, or

       (ii)     the willful engaging by the Executive in illegal conduct or gross misconduct which is determined by the Board to have been materially and demonstrably injurious to the Company. However, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that her action or omission was in the best interest of the Company.

The Executive may only be terminated for Cause if the Company gives written notice to the Executive of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Meeting for Cause. The "Special Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the notice of termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted by the affirmative vote of at least two-thirds (⅔) of the entire membership of the Board, excluding employee directors, at the Special Meeting for Cause, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the notice of termination for Cause and that conduct constitutes Cause under this Agreement. In the event of a dispute regarding whether the Executive's employment has been terminated for Cause, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.

(b)     A "Change in Control" with respect to the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

       (i)     any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below; or

       (ii)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (⅔) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

       (iii)     there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation immediately following which the directors of the Company immediately prior to such merger or consolidation continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

       (iv)     the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement (or series of related agreements) for the sale or disposition by the Company of all or substantially all of the Company's assets, disregarding any sale or disposition to a company, at least a majority of the directors of which were directors of the Company immediately prior to such sale or disposition; or

       (v)     the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.

For purposes of this Change in Control definition, the terms set forth below shall have the following meanings:

       "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

       "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the company.

(c)     "Covered Termination of Employment Associated with a Change in Control" means:

       (i)     a termination of employment by the Company other than because of death or Disability and without Cause, which occurs within a period of eighteen months following the Effective Date or,

       (ii)     a termination of employment by the Company other than because of death or Disability and without Cause within a period of six months prior to the Effective Date, and it is reasonably demonstrated by the Executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, or

       (iii)     a termination of employment by the Executive for Good Reason within a period of eighteen months following the Effective Date and also within a period of twelve months subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g) after the Effective Date, or a termination of employment by the Executive within a period of six months prior to the Effective Date and following the occurrence without the Executive's consent of any event described in Section (g)(i), (ii), (iii), or (iv) and it is reasonably demonstrated by the Executive that such event occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection or in anticipation of a Change in Control, or

       (iv)     a voluntary termination of employment by the Executive without Good Reason following completion of one year of service after a Change in Control of the Company, provided that the voluntary termination must be effected by the Executive within six months after the completion of that one-year of service. Further, if the Executive gives written notice to the Company any time after a Change in Control of the Company but before completion of one year of service thereafter that the Executive intends to so voluntarily terminate and if the Executive should thereafter die while in the employ of the Company or incur a termination of employment because of Disability, in either case before completion of such one year of service, such death or termination of employment shall be treated as a Covered Termination Associated with a Change in Control.

If within fifteen days after the Company notifies the Executive that it is terminating her employment for Cause or the Executive notifies the Company that she is terminating her employment for Good Reason, the party receiving such notice notifies the other party that a dispute exists concerning the termination, then for purposes of this Section (c) the date of the Executive's termination of employment shall not be deemed to have occurred until the earlier of (i) the date that is 18 months following the Effective Date or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the date of termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

       (v)     If a purported termination occurs prior to or following a Change in Control and the date of termination is extended in accordance with the preceding paragraph, the Company shall continue to pay the Executive the full compensation and benefits as are provided in the first sentence of Section 5(a) of the Agreement until the date of termination, as determined in accordance with the preceding paragraph. Amounts paid under this Section (c) are in addition to all other amounts due under the Agreement and shall not be offset against or reduce any other amounts due under the Agreement, other than amounts due under the first sentence of Section 5(a) of the Agreement.

(d)     "Covered Termination of Employment Not Associated with a Change in Control of the Company" means:

       (i)     a termination of employment by the Company other than because of death or Disability and without Cause, or

       (ii)     a termination of employment by the Executive for Good Reason subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g)(ii), (iii), (iv) or (v).

(e)     "Disability" means that the Executive has been unable, for a period of 180 consecutive business days, to perform the material duties of her job, as a result of physical or mental illness or injury and that a physician selected by the Company or its insurers and acceptable to the Executive or her legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of her duties before the expiration of such thirty-day period.

(f)     "Effective Date" means the first date on which a Change in Control of the Company occurs, except that if Section 5 of the Agreement applies, the term shall mean the date immediately prior to the Executive's termination of employment.

(g)     "Good Reason" means:

       (i)     solely in the context of a Covered Termination Associated with a Change in Control, the assignment to the Executive of any duties inconsistent, in the reasonable judgment of the Executive, with the customary duties of a senior executive officer of a comparably sized company or any other action by the Company that results in material reduction of the Executive's duties and responsibilities, or

       (ii)     any failure by the Company from and after the date of the Agreement to provide for the continuation of the Executive's compensation (base salary and incentive compensation or bonus opportunity) and benefits and her participation in the Company's long-term incentive plans and programs on a basis commensurate with other senior executives of the Company, or any reduction in the Executive's base salary or percentage of base salary available as an incentive compensation or bonus opportunity relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the first date on which a Change in Control of the Company occurs or to the extent more favorable to the Executive, those in effect after such date, or from and after the first date on which a Change in Control of the Company occurs, a reduction in any material element of the Executive's compensation or benefits, or

       (iii)     the relocation of the Executive's principal place of employment to a location more than 35 miles from the Executive's principal place of employment immediately prior to the Effective Date, or

       (iv)     the Company's requiring the Executive to travel on Company business to a materially greater extent than was required immediately prior to the Effective Date, or

       (v)     the failure by the Company to comply with Section 12(a) of this Agreement.

(h)     "Target Bonus Amount" means the Executive's bonus or incentive compensation "target" for the fiscal year in which the termination of employment occurs.